Exhibit 11


                         The Pepsi Bottling Group, Inc.
               Computation of Basic and Diluted Earnings Per Share
                      (in millions, except per share data)

                                                              12 Weeks Ended
                                                              --------------
                                                            March        March
                                                          20, 2004     22, 2003
                                                          --------     --------
Number of shares on which basic earnings per share is based:

Weighted-average outstanding during  period........           260          279

Add - Incremental shares under stock
  compensation plans...............................             9            8
                                                             ----        -----

Number of shares on which diluted
  earnings per share is based......................           269          287

Net earnings applicable to common
  shareholders.....................................         $  50        $  33

Net earnings on which diluted earnings
  per share is based...............................         $  50        $  33

Basic earnings per share...........................         $0.19        $0.12

Diluted earnings per share.........................         $0.19        $0.12